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                                                                      Exhibit 11

                        CENTOCOR, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                  (unaudited)
                     (in thousands, except per share data)

Computation of Earnings (Loss) Per Common Share


                                    Three months ended      Nine months ended
                                       September 30,           September 30,
                                      1997      1996         1997       1996
                                   ---------  ---------   ---------   ---------

Primary:

 Weighted average shares
  outstanding                        69,915      68,940      69,707      65,584
 Net effect of dilutive stock
  option and warrants based on
  the treasury stock method using
  average market price                2,050          --       1,997          --
                                   --------    --------    --------    --------

 Totals                              71,965      68,940      71,704      65,584
                                   ========    ========    ========    ========

 Net income (loss)                   $4,441     ($1,635)     $8,432    ($15,656)
                                   ========    ========    ========    ========
 Per share amount                     $0.06      ($0.02)      $0.12      ($0.24)
                                   ========    ========    ========    ========



Fully diluted:

 Weighted average shares
  outstanding                        69,915      68,940      69,707      65,584
 Net effect of dilutive stock
  option and warrants based on
  the treasury stock method using
  quarter end market price which
  is greater than average market
  price                               2,267          --       2,188          --
                                   --------    --------    --------    --------

 Totals                              72,182      68,940      71,895      65,584
                                   ========    ========    ========    ========

 Net income (loss)                   $4,441     ($1,635)     $8,432    ($15,656)
                                   ========    ========    ========    ========
 Per share amount                     $0.06      ($0.02)      $0.12      ($0.24)
                                   ========    ========    ========    ========

Note: Common stock equivalents which would have an antidilutive effect on the calculations of per share data are not included in the above analysis.